Schedule A
Dated May 11, 2019
To The
Expense Limitation Agreement
Dated January 25, 2013
Between
Touchstone Funds Group Trust and Touchstone Advisors, Inc.

Fund	Class	Operating Expense Limit	Termination Date
Touchstone Anti-Benchmark® International Core Equity Fund	Y	0.69%	January 30, 2020
	Institutional	0.59%
Touchstone Anti-Benchmark® US Core Equity Fund	Y	0.54%	January 30, 2020
	Institutional	0.44%
Touchstone Active Bond Fund	A	0.90%	January 30, 2020
	C	1.65%
	Y	0.65%
	Institutional	0.57%
Touchstone Credit Opportunities II Fund (formerly Touchstone Arbitrage Fund)	A	1.08%	May 11, 2020
	C	1.83%
	Y	0.83%
	Institutional	0.73%
Touchstone High Yield Fund	A	1.05%	January 30, 2020
	C	1.80%
	Y	0.80%
	Institutional	0.72%
Touchstone Impact Bond Fund	A	0.85%	January 30, 2020
	C	1.60%
	Y	0.60%
	Institutional	0.50%
Touchstone Mid Cap Fund	A	1.24%	January 30, 2020
	C	1.99%
	Y	0.99%
	Institutional	0.92%
	Z	1.24%

Touchstone Mid Cap Value Fund	A	1.22%
	C	1.97%	January 30, 2020
	Y	0.97%
Touchstone Premium Yield Equity Fund	Institutional	0.84%	January 30, 2020
	A	1.20%
	C	1.95%
	Y	0.95%
Touchstone Small Cap Fund	A	1.38%	January 30, 2020
	C	2.13%
	Y	1.13%
	Institutional	1.05%
Touchstone Small Cap Value Fund	A	1.38%	January 30, 2020
	C	2.13%
	Y	1.13%
	Institutional	0.98%
Touchstone Ultra Short Duration Fixed Income Fund	A	0.69%	January 30, 2020
	C	1.19%
	Y	0.44%
	Z	0.69%
	S	0.94%
	Institutional	0.39%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By:	/s/Terrie Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/Steve Graziano
Steven M. Graziano President
By:	/s/Terrie Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer